Exhibit 10.5

June 11, 2013

Lysa Clemens

[Address Redacted]

Dear Lysa,

Welcome to Career Education Corporation. I am pleased to extend an offer to you for the position of Senior Vice President, Strategic Initiatives with Career Education Corporation, reporting directly to me. Your start date will be June 13, 2013 and your position will be based in Schaumburg, IL. This offer is contingent upon successful completion of reference and background checks as per our standard protocol for senior officers as well as final approval by our Compensation Committee. The terms of our offer are as follows:

1.	The salary for the position will be $310,000.00 on an annualized basis.

2.	You will earn vacation at a rate of 20 days per year.

3.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirement of each plan. Eligibility begins on the first day of the month following thirty days of employment for most of our benefits plans. You will receive information about the process for enrolling in these benefits, which must be completed within the first 30 days of employment.

4.	You will be eligible to participate in the Annual Incentive Award Program (AlP) with a target opportunity of 50% of your eligible earnings for the year. Please note, for 2013 the AlP is designed in such a way that the company must exceed established performance goals in order to receive a full target payout. You will be provided with a minimum guaranteed payout of $155,000.00 for 2013. To be eligible for this bonus, you must be an employee through December 31st of each bonus year.

5.	You will receive a cash sign-on bonus of $ 50,000.00. This payment will be made within 30 days of your start date and is contingent upon a hire date of June 13th, 2013. You must pay taxes on the entire bonus amount. If you decide to leave Career Education Corporation of your own free will within your first year of employment, you will be required to reimburse Career Education Corporation the entire amount of your signing bonus.

6.	You will receive a Long-term incentive grant equal in value to $155,000.00, subject to final approval by Career Education’s Compensation Committee. The grant would consist of 75% of the value in cash settled Restricted Stock Units (RSUs) and 25% of the value in Stock Options, both with a four year ratable vesting (25% per year). In consideration of receiving these initial grants, and as a term and condition of your employment with Career Education, you agree to be bound by a two year non compete agreement, the terms of which will be contained in the agreements granting the RSUs and Stock Options. This initial grant will be made as soon as feasible following your start date and in compliance with regulations established by the Securities and Exchange Commission and Career Education Corporation’s policies (i.e., an award cannot be granted during a blackout period).

7.	Beginning in 2014, you will be eligible to participate in the Long-Term Incentive Award Program (LTIP) with a target opportunity of 100% of your base salary. LTIP awards are made annually, typically during the first quarter. Participation in the LTIP and awards amounts granted thereunder are subject to approval annually by the Compensation Committee of the Board of Directors.

8.	As a senior officer of the company, you will be subject to the Company’s Officer Stock Ownership Guidelines which require that you achieve and maintain a certain level of stock ownership (expressed as a multiple of your base salary). We believe the guidelines help align the interests of the senior officer team with those of the Company’s stockholders.

9.	You are eligible for our Tier A relocation package. Please see the relocation policy documents for further details. All terms, agreements and restrictions apply to the Company Relocation Policy as administered under our vendor. If you decide to leave Career Education Corporation of your own free will or based upon termination due to misconduct before one year of employment from your start date, you will be required to reimburse Career Education Corporation the entire amount of your relocation cost.

10.	This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with Career Education Corporation. Employment at Career Education Corporation is at-will and may be terminated at the will of either you or Career Education Corporation.

Lysa, I am excited to have you join Career Education Corporation, and look forward to your contributions to our team and to our students.

Sincerely,

/s/ Scott W. Steffey
Scott W. Steffey
President & Chief Executive Officer Career Education Corporation

Accepted and agreed to:

/s/ Lysa Hlavinka Clemens	6/13/13
Lysa Hlavinka Clemens	Date